EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-84304) on Form S-3 and (No. 333-64346, No. 333-134583, and No. 333-139968) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated March 1, 2007, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Hampton Roads Bankshares, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

Norfolk, Virginia

March 15, 2007